EXHIBIT 99.1

Sunset Island Group Announces Update On Harvest and Company’s Goals

SALINAS, Calif., March 15, 2018 -- SUNSET ISLAND GROUP, INC. (OTCQB: SIGO) is pleased to provide an update to its shareholders regarding the current harvest.

The Company recently harvested Bay 1 which will used for extraction purposes. Bay 2 was harvested beginning March 9. As part of the harvesting, the Company pre-trimmed the sellable flower from the flower that would be used for extraction purposes. The Company hung 53 kilograms (approximately 116 pounds) of sellable flower to dry. The Company expects to yield between 30-40 pounds of sellable flower.

Extraction: We froze approximately 20-30 pounds of flower that will be used for extraction purposes. Typically, we would expect to see yields of 10-18% from the process weight. But that it typical of trim and not flower. Processing flower could yield as much of 25% from the processed weight.

Company’s Goals: The company’s goal (once retro fit is completed) is to produce 0.08-0.10 pounds per square foot of canopy space per harvest. The Company expects the canopy space to between 1,200 and 1,600 square feet per bay (each bay is a total of approximately 2,000 square feet). Which would be an estimated 96-160 pounds per bay per harvest.

The Company expects that its trim weight will be approximately 20-25% of the sellable flower weight. The expected yield for extraction from the trim is 10-18% of the processed trim weight. For example, if ten pounds of trim is processed the company would expect it would produce between 1 pound and 1.8 pounds.

The Company has planted Bays 3, 4, and 5 under its new growing technique of using coco coir and increasing its plant count. As these bays are harvested and new bays are planted and harvested the Company would be able to provide additional projections and fine tune its operations.

The number of plants planted in the bays was/is as follows:

Bay 1: Had approximately 500 plants

Bay 2: Had approximately 800 plants

Bay 3,4,5: Approximately 1,200 plant

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Expansion/Retro Fit:

The Company has been in the process of retro fitting our current greenhouse. The retro fit is two phases – Phase 1 is the retro fir of the current greenhouse operations and Phase 2 is the building of a new greenhouse on the Company’s bare land or retrofitting another greenhouse on the property.

1.	The Company has begun the process to better insulate the greenhouse and install HVAC systems in the greenhouse. Each grow bay would have its own HVAC system which would allow the company to maintain and control the environment.

2.	The Company has ordered and is installing Quest 506 dehumidifiers in the greenhouse

3.	The Company has begun expanding the Greenhouse (which is part of Phase 2). The company will move the nursery from Bay 6 into a self-contained greenhouse. This will allow Bay 6 to be used as grow bay thereby increasing the growable area by approximately 20%.

4.	The Company has begun to reduce the size of the flowering plants to allow for a multi-tier grow system to be used within the greenhouse. The Company will add at least 1 level for a 2 tier grow system with the goal of adding a 2nd level for a 3 level tier system. Under this system, a 2-tier system we expect to produce 96-160 pounds of sellable flower while a 3-tier system could exceed 240 pounds per harvest.

5.	The Company is currently able to clone approximately 100 plants per day. The Company’s goal is to increase that to 350 plants per day.

To date the company has also accomplished the following items as part of the retrofit of Phase 1:

1.	Completed rewiring the greenhouse to provide the additional power needs for the retrofit. This was completed on January 20, 2018.

2.	Installed 120 LED lights in our grow bays.

3.	Installed 8 “Sensor Push” atmospheric sensors in the greenhouse. The sensors provide wireless thermometer / hygrometer readings with alerts. The sensors allow the company to monitor the Sensor Push sensors remotely and with the cloud service we can receive current conditions, alerts and the full data history of each grow bay.

4.	Converted the clone room and operations to a Coco Coir and hydroponics system.

5.	Begun planting 2 bays with Coco Coir.

6.	Increase the number of plants in each bay to approximately 1,200 (up from 480 plants).

7.	Built out new dry rooms.

8.	Built out new trim rooms.

9.	Installed 28 cameras in the greenhouse and dry/trim rooms.

10.	Begun build out of manufacturing room.

11.	Begun build out of distribution room.

The Company’s current greenhouse operations are conducted with 12,000 square feet greenhouse, 1,000 square foot warehouse and approximately 9,000 square feet of bare land that the Company currently has temporary buildings on for administration purposes.

The goal of the retro fit for Phase 1 is to increase the growable space in the current greenhouse to approximately 22,000 (with a vertical grow) with approximately 85% being canopy space (or approximately 19,000 square feet). The Company’s goal is to yield 0.08-0.10 pounds per growable space and to have 5 harvests.

Notice Regarding Forward-Looking Statements in this press release which are not purely historical are forward-looking statements and include any statements regarding beliefs, plans, expectations or intentions regarding the future. Actual results could differ from those projected in any forward-looking statements due to numerous factors. These forward-looking statements are made as of the date of this news release, and we assume no obligation to update the forward-looking statements, or to update the reasons why actual results could differ from those projected in the forward-looking statements. Although we believe that any beliefs, plans, expectations and intentions contained in this press release are reasonable, there can be no assurance that any such beliefs, plans, expectations or intentions will prove to be accurate.

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